Exhibit 21.1

Subsidiaries

Name	Jurisdiction of Formation

NCO Financial Systems, Inc.	Pennsylvania
NCO Funding, Inc.	Delaware
NCO Financial Services, Inc.	Canada
FCA Funding, Inc.	Delaware
Compass International Services Corporation	Delaware
NCO Europe, Ltd.	United Kingdom
NCO Financial Systems of Puerto Rico, Inc.	Puerto Rico
NCO Holdings, Inc.	Delaware
NCO Group International, Inc.	Delaware
NCO Financial Services (Antigua) Limited	Antigua
NCO Financial Services (Barbados) SRL	Barbados
NCO Customer Management, Inc.	Pennsylvania
RMH Teleservices Asia Pacific, Inc.	Delaware
NCO Customer Management, Ltd.	Canada
NCO Philippines Clark, Inc.	Philippines
NCO Australia Pty Ltd.	Australia
Australian Receivables Limited (75% owned by NCO Australia Pty Ltd.	Australia
NCO Portfolio Management Pty Ltd	Australia
Star Contact S de R.L.	Republic of Panama
NCO Star Comunicaciones Guatemala, Limitada	Guatemala
NCO Star, SRL	Barbados
ALW Financial, Inc.	Delaware
Systems & Services Technologies, Inc.	Delaware
Tempest Recovery Services, Inc.	Missouri
SST Systems & Services Technologies Canada Inc.	Canada
Outsourcing Solutions Inc.	Delaware
OSI Funding, LLC	Delaware
CRC Investors LLC	Delaware
Transworld Systems, Inc.	California
Pacific Software Consulting, LLC	Delaware
University Accounting Service, LLC	Wisconsin
Union Settlement Administrator Holdco, Inc.	Delaware
Union Settlement Administrator, Inc.	Delaware
Old OSI LLC	Delaware
Qualink, Inc.	Wisconsin
OSI Recovery Solutions, Inc.	Delaware
OSI Outsourcing Services International, Inc.	Wisconsin
Total Debt Management, Inc.	Georgia

Note:  The foregoing is a list of subsidiaries of the Company as of December 31, 2011, omitting some subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary.